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                                                                    EXHIBIT (12)


                      STATEMENT OF COMPUTATION OF RATIOS


     The debt to equity ratios set forth on page 1 of the Company's 1998 Annual Report to Stockholders are derived by dividing total debt at the end of each year by stockholders' equity at the end of each year.